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                                                                    EXHIBIT 5.1


                                                  December 16, 1996

Document Sciences Corporation
6333 Greenwich Drive, Suite 100
San Diego, California 92122

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Document Sciences Corporation (the "Company" or "you"), with the Securities and Exchange Commission on or about December 16, 1996, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 964,332 shares of your Common Stock, $0.001 par value (the "Shares"), reserved for issuance pursuant to the Company's 1993 Stock Option Plan and 1995 Stock Incentive Plan (the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

         It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI

                                     Professional Corporation

                                     /S/  WILSON SONSINI GOODRICH & ROSATI, P.C.